Exhibit 99.1: Press Release issued by Ultra Clean Holdings, Inc. dated February 8, 2005.

Ultra Clean Holdings Reports Fourth Quarter and 2004 Year-end Financial Results
Tuesday, February 8, 4:30 pm ET

MENLO PARK, Calif., February 8, 2005 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today reported financial results for the fourth quarter and the full year ended December 31, 2004.

Revenue for the fourth quarter of 2004 totaled $41.3 million, compared to revenue of $25.8 million for the same period a year ago, or an increase of 60.5%. Compared to revenue for the third quarter ended September 24, 2004 of $47.5 million, revenue for the fourth quarter of $41.3 million decreased 13.0%. The Company recorded net income of $2.1 million, or $0.13 per diluted share during the fourth quarter of 2004, compared to net income of $0.7 million, or $0.06 per diluted share for the same period a year ago and $1.9 million, or $0.11 per diluted share for the third quarter of 2004. Gross margin for the fourth quarter of 2004 was 15.5% versus 16.4% for the third quarter of 2004. In the fourth quarter, the Company benefited from a favorable tax effect due to additional tax savings identified during the quarter associated with cumulative indirect foreign export sales. The total tax expense reduction was $0.7 million, or $0.04 per diluted share.

For the year ended December 31, 2004 revenue grew to $184.2 million, a 137.6% increase from the prior year. The Company recorded net income of $8.6 million, or $0.55 per diluted share, for the year ended December 31, 2004 compared to net income of $.1 million, or $0.01 per diluted share in the prior year. Gross margin for the year ended December 31, 2004 was 15.9% versus 13.2% for the year ended December 31, 2003.

Cash at the end of the fourth quarter of 2004 was $11.4 million, an increase of $1.5 million from $9.9 million at the end of the third quarter of 2004, and an increase of $5.4 million from $6.0 million at the end of the fourth quarter of 2003. During the fourth quarter of 2004, the Company invested $1.6 million in clean room and other leasehold improvements in its new facility in Shanghai, China.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the fourth quarter results: “While softness in gas delivery system demand persisted throughout the fourth quarter of 2004, we were able to augment our sales by continuing to grow our other subassembly business, which accounted for $1.5 million of our fourth quarter revenue, including our first top plate assembly shipments. In addition, we continued our consistent record of profitability and generated $3.1 million of operating cash. In Shanghai, we have begun staffing and training, and we are on track to begin shipping this March.”

Forward-Looking Guidance: Revenue for the first quarter of 2005 is expected to range between $36 million and $39 million, and diluted earnings per share is expected to range between $.03 to $.06.

Ultra Clean will conduct a conference call on Tuesday, February 8, 2005, beginning at 2:00 p.m. PDT at 800/728-2062 (domestic) and 303/957-1333 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21231073 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com .

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, “forward- looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “believes,” “plan,” “expect,” “future,”‘ “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our first quarter revenue and diluted earnings per share and our operations in China. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and elsewhere in our quarterly report on Form 10-Q for the three months ended September 24, 2004 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:
Phil Kagel
SVP & CFO
650/323-4100

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended

	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003

Sales	$41,347	$25,758	$184,204	$77,520

Cost of goods sold	34,944	21,695	154,995	67,313

Gross profit	6,403	4,063	29,209	10,207

Operating expenses:
Research and development	514	338	2,413	1,155
Sales and marketing	946	657	3,569	2,276
General and administrative	2,560	1,230	9,019	4,701
Stock based compensation	52	74	760	277

Total operating expenses	4,072	2,299	15,761	8,409

Income from operations	2,331	1,764	13,448	1,798

Interest and other income (expense), net	26	(342)	(387)	(1,458)

Income before income taxes	2,357	1,422	13,061	340

Income tax provision	222	736	4,511	232

Net income	$2,135	$686	$8,550	$108

Net income per share:
Basic	$0.13	$0.07	$0.59	$0.01
Diluted	$0.13	$0.06	$0.55	$0.01

Shares used in computing
net income per share:
Basic	16,142	10,245	14,605	9,976
Diluted	17,002	10,952	15,542	10,711

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2004	December 31, 2003

	(Unaudited)

ASSETS
Current assets:
Cash	$11,440	$6,035
Accounts receivable	13,785	11,724
Inventory	15,133	9,123
Other current assets	4,300	2,012

Total current assets	44,658	28,894

Equipment and leasehold improvements, net	5,392	3,573
Goodwill	6,617	6,617
Tradename	8,987	8,987
Other non-current assets	2,044	2,084
Total assets	$67,698	$50,155

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,302	$9,805
Other current liabilities	2,495	1,570

Total current liabilities	14,797	11,375

Capital lease obligations and other liabilities	426	447
Series A Senior Notes to related parties, net of deferred
compensation of $0 in 2004 and $580 in 2003	-	30,013

Total liabilities	15,223	41,835

Commitments and contingencies
Stockholders' equity
Common stock - $0.001 par value, 90,000,000 authorized;
16,366,466 and 10,245,395 shares issued and outstanding,
in 2004 and 2003, respectively	46,237	10,377
Deferred stock-based compensation	(571)	(316)
Retained earnings (accumulated deficit)	6,809	(1,741)

Total stockholders' equity	52,475	8,320

Total liabilities and stockholders' equity	$67,698	$50,155